Exhibit 10.1

4870 Sadler Road, Ste 300 Glen Allen, VA 23060 USA +1.804.487.8196 www.adialpharma.com

VIA FEDEX AND U.S. MAIL

November 1, 2024

Personal and Confidential

Joseph Truluck

1534A Wilhelmina Rise

Honolulu, HI 96816

Re: Separation and Release

Dear Joe:

This letter follows up our discussion concerning your resignation of your position with Adial Pharmaceuticals, Inc. (the “Company”). In recognition of your long service and dedication to the Company, the Company is proposing a separation agreement (the “Agreement”) as follows:

1. Separation From Employment. On the expressed condition that you sign and return this Agreement by 6:00 pm (EDT) on November 1, 2024 and do not subsequently revoke such execution and agreement, the Company agrees to the following services and compensation:

(a) For the period which runs from November 1, 2024 through November 15, 2024, you will retain your current position as the Chief Financial Officer of the Company and continuing receiving the salary and benefits provided for under your current employment agreement with the Company (“Period 1”), and Company and you acknowledge and agree that the end of Period 1 will be deemed to be the end of your employment with the Company, with any further services to be rendered pursuant to the Consulting Agreement attached hereto as Attachment “A” and by this reference incorporated herein;

(b) For the period which runs from November 16, 2024 through December 31, 2024, you will render services to the Company pursuant to Attachment “A” and by this reference incorporated herein. For this period and on the condition there is no breach or default on your part, you will be paid pursuant to Attachment A (“Period 2”);

(c) For the period which runs from January 1, 2025 through March 31, 2025, you will render services to the Company pursuant to Attachment A. For this period and on the condition there is no breach or default on your part, you will be paid pursuant to Attachment A (“Period 3”); and

(d) For the period which runs from April 1, 2025 through March 31, 2026, you will render services, if any, to the Company pursuant to Attachment A. For this period and on the condition there is no breach or default on your part, you will be paid, if anything, pursuant to Attachment A (“Period 4”).

Personal and Confidential

Joseph Truluck

2. Withholding, Expenses and Employment. The Company reserves the right to withhold from any payments to you all sums that it is required or allowed to withhold pursuant to applicable tax withholding laws, regulations, and/or garnishment actions. You shall remain solely responsible for any and all income or other taxes due by you or assessed against you on payments made to you.

3. Benefits and Miscellaneous

(a) Unemployment Compensation. The Company makes no representations concerning your eligibility for unemployment compensation. You acknowledge and understand that any determination as to your eligibility for unemployment compensation is made solely by the applicable state agency.

(b) Other Benefits. Except as specifically set forth in this Agreement, and except as to any vested benefits, if any, your right to, and participation in, all employee benefit plans of the Company shall terminate as of the end of Period 1 in accordance with the specific terms of each plan. To the extent you have any vested assets in any employee benefit plan of the Company, the status and treatment of any such assets shall be governed by the applicable terms of such plan.

(c) Bonus. Subject to ratification by the Compensation Committee of the Board of Directors at its sole discretion, the Company will calculate your Annual Bonus on the basis of the full year 2024 (i.e. will not pro-rate) on the schedule and in the manner specified in section 3.2 of your present Employment Agreement, as amended.

(d) Miscellaneous. Company further agrees to the following:

(i) Company will continue to directly pay for your co-working space until the end of Period 3 at its present monthly rate of Three Hundred Ninety-three Dollars ($393) per month;

(ii) Blank Rome will provide you with an opinion regarding the tradability of any shares you hold at Vstock at the end of Period Three; and

(iii) Company will accord you with consultation rights in connection with press releases, if any, in connection with your resignation, provided, however, the sole and final decision and approval shall be with Adial.

4. Return of Company Property.

(a) As provided for in the Employment Agreement, you agree to return to the Company, as applicable, the originals and all copies, whether in print, electronic or other form, of: (i) all proprietary or confidential information and trade secrets of the Company; (ii) all Company and customer files, written materials, records and other documents, whether made by you or which came into your possession during the course of your employment with the Company (collectively “Documents”); (iii) all identification cards, keys, security passes or other means of access to Company facilities; (iv) all credit cards, telephone cards, telephones, computer or other office equipment not otherwise carved out hereinunder; (v) all usernames and passwords for Company computers, software or services known by your or in your possession; and (vi) any other property of the Company in your possession, custody or control. All such property must be returned on or before your Separation Date.

Personal and Confidential

Joseph Truluck

(b) Notwithstanding the foregoing, the Company will allow you to retain (i) the Company issued computer in your possession with its peripherals (keyboards, monitors, etc.), on the condition that you transfer all Company data and files to the Company and then delete such data and files from the computer; and (ii) the right to use the models you have created for Company on the condition that all Company data and files are redacted.

5. Non-Disparagement. It is a material condition of this Agreement that unless required by law, you agree that you will not directly or indirectly make or ratify any statement, public or private, oral or written, to any person that disparages, either professionally or personally, the Company or any Released Party (as defined below) or that is derogatory in any respect to the Company or any Released Party, whether or not you believe such statement to be truthful.

6. Confidentiality of this Agreement. You agree to keep the existence, terms and negotiation of this Agreement strictly confidential and shall not disclose these matters to anyone, in words or in substance, except: (a) your attorneys, financial advisors, and immediate family members, provided that they first agree to keep all such matters confidential; (b) to any taxing authority and the office of unemployment in connection with any requirement to provide information thereto; and (c) to the extent required by law or to the extent necessary to enforce rights under this Agreement; provided however that if you anticipate or are required to make disclosure pursuant to subparagraph (c), you shall inform the Company’s Chief Executive Officer at least ten (10) business days in advance of any such disclosure whenever possible, and otherwise with as much advance notice as possible. Nothing in this Agreement shall limit the rights of any government agency or any party’s right of access to, participation or cooperation with any government agency. You may also share the provisions of the confidentiality, non-disclosure and/or ownership provisions, in relevant part, which are part of any agreement(s) between you and the Company, with parties whom you are in material discussions to enter into a business relationship with, at their expressed request. Notwithstanding the foregoing, you may disclose that you have left the Company’s employ by mutual agreement and on terms fully acceptable to both parties.

7. Mutual Non-Filing of Complaint or Charges. As of the date of this Agreement, (a) you represent that you have not filed or asserted any cause of action, claim, charge or other action or proceeding against the Company or any Released Party (as defined below); and (b) the Company hereby represents that it has not filed or asserted any cause of action, claim, charge or other action or proceeding against you.

8. Release, Acknowledgement and Non-interference. As a material inducement to the Company to enter into this Agreement, and in consideration of the transitional pay and benefits and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, you, on behalf of yourself, your heirs, your immediate family, administrators, representatives, executors, successors, and assigns (collectively “Releasors”), hereby irrevocably and unconditionally release, acquit, and forever discharge the Company, Adial Pharmaceuticals, Inc., and their predecessors, parents, subsidiaries, affiliates, divisions, any related entities, successors and assigns, and all of their current and former agents, officers, directors, shareholders, partners, employees, consultants, members, trustees, fiduciaries, representatives, attorneys and all persons acting by, through, under or in concert with any of them (collectively, the “Released Parties” and individually “Released Party”) from any and all claims, suits, charges, complaints, liabilities, obligations, promises, agreements, damages, causes of action, demands, losses, debts, costs, indemnities, attorneys fees and expenses of any nature whatsoever, at law and equity or otherwise, whether known, unknown, suspected, unsuspected, disclosed and undisclosed (the “Claims”) which you have, had or claim to have against any Released Party or is in any way connected with your employment relationship with Company from the beginning of time up to and including the date you sign this Agreement (“General Release”). This General Release of Claims is intended to have the broadest possible application and shall include, without limitation, Claims relating to your employment and separation from employment with the Company, Claims of discrimination and retaliation, Claims under tort, contract, the common law or any federal, state or local statute or regulation, public policy, constitutional or other statutory claims, including, without limitation, the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Equal Pay Act, the Employee Retirement Income Security Act (regarding unvested benefits), the Civil Rights Act of 1991, Section 1981 of U.S.C. Title 42, the Fair Credit Reporting Act, the Worker Adjustment and Retraining Notification Act, the National Labor Relations Act, the Uniform Services Employment and Reemployment Rights Act, the Genetic Information Nondiscrimination Act, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Immigration Reform and Control Act, Hawaii Discriminatory Practices law (HRS §§ 378-1 to 378-6), Hawaii Whistleblowers’ Protection Act (HRS §§ 378-61 to 378-69), Hawaii Dislocated Workers Act (HRS §§ 394B-1 to 394B-13), Hawaii Family Leave Law (HRS §§ 398-1 to 398-29), Hawaii Civil Rights Act (HRS §§ 368-1 to 368-17), Hawaii Occupational Safety and Health Law (HRS §§ 396-1 to 396-19), all of their amendments (as applicable), any related discrimination statutes and ordinances, any associated claims of retaliation, any and all claims arising under any other laws or regulations relating to employment or employment discrimination, Claims for wrongful discharge, Claims for the payment of any salary, wages, bonuses, commissions, vacation pay, severance pay or benefits, Claims of detrimental reliance, and all other statutory, common law or other Claims of any nature whatsoever, to the fullest extent permitted by law. This General Release of Claims does not apply to any claims concerning a breach of this Agreement, claims for any vested benefits under employee benefit plans of the Company, any rights to benefits under applicable workers’ compensation statutes or government-provided unemployment benefits, rights to indemnification and defense that exist under Company policies, bylaws or the common law, and/or any claims arising after the date you sign this Agreement. With respect to the Claims you are waiving herein, you acknowledge that you are waiving your right to receive money or any other personal relief in any action instituted by you or on your behalf by any other person, entity or government agency. You further agree not to interfere in the business operations of the Company, including without limitation, inducing or attempting to induce another party to take actions that would be adverse to the Company.

Personal and Confidential

Joseph Truluck

9. Notice and Right to Consider. You are advised to consult with an attorney before executing this Agreement. In any event, you should thoroughly review and understand the effect of this Agreement and its General Release before signing this Agreement. You may take up to 21 days from the date you receive this letter to complete your review and sign it. You acknowledge that if you sign this Agreement by November 1, 2024 or otherwise prior to the expiration of the 21-day period, that you did so voluntarily. The parties expressly agree that any modifications to this Agreement, whether material or not, shall not extend the 21-day period you have to consider this Agreement. You will also have a state statutory period of 7 days following your execution of this Agreement to revoke it (the “Revocation Period”). For purposes of clarification and the removal of doubt, the Revocation Period shall commence immediately upon Company’s receipt of this Agreement executed by you. If you wish to revoke your acceptance of this Agreement, you must submit your revocation in writing to the Company’s General Counsel at the Company’s headquarters within the Revocation Period. The terms of this Agreement shall not become effective or enforceable until after the expiration of the Revocation Period provided that there has been no revocation .

10. Miscellaneous.

(a) Non-Admission. This Agreement does not constitute an allegation, admission or acknowledgment by any party of any unlawful or improper act or conduct, all of which is expressly denied.

(b) Entire Agreement. This Agreement, the Employment Agreement, and the related Proprietary Information And Invention Assignment Agreement (the “PIIA”), constitute the full understanding and entire agreement between you and the Company and supersede any other agreements of any kind, whether oral or written, formal or informal. You are reminded that you shall remain bound by any continuing obligations to preserve the Company’s trade secrets, intellectual property, and confidential information set forth in the Employee Agreement and PIIA and to assign Inventions to the Company as delineated in the PIIA. You represent and acknowledge that in signing this Agreement, you have not relied upon any representation or statement of the Company or its personnel not set forth in this Agreement.

(c) Waiver. The parties agree that the failure of a party at any time to require performance of any provision of this Agreement shall not affect, diminish, obviate or void in any way the party’s full right or ability to require performance of the same or any other provision of this Agreement at any time thereafter.

(d) Successor and Assigns. This Agreement shall inure to the benefit of and shall be binding upon you, your heirs, administrators, representatives, executors, successors and assigns and upon the successors and assigns of the Company. If you die before receiving the payments herein, the payments will be made to your estate.

(e) Governing Law, Jurisdiction, and Venue. Executive and Company acknowledge and agree that this Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia for any claim, applied without reference or regard to any principles of conflict of laws of any jurisdiction. The parties further agree that the exclusive venue for any claim arising out of, related to, or in connection with this Agreement shall be in the state or federal courts within Richmond, Virginia.

Personal and Confidential

Joseph Truluck

(f) Severability. This Agreement is intended to be severable. Should any portion, term or provision of this Agreement be declared or determined by any court to be illegal, invalid or unenforceable, the validity of the remaining portions, terms and provisions, and the application of such portion, term or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and the illegal, invalid or unenforceable portion, term or provision shall be valid and enforceable to the fullest extent permitted by applicable law.

(g) Construction. The headings of the paragraphs of this Agreement are for convenience only and are not binding on any interpretation of this Agreement. The doctrine of contra proferentem shall not apply to this Agreement, and if an ambiguity exists in this Agreement or any specific provision thereto, neither the Agreement nor the provision shall be construed against the party which drafted this Agreement or relevant provision.

If this Agreement is acceptable, please sign and date the Agreement below and return it to me within the time period specified hereinabove, as relevant.

We wish you every success for the future.

Sincerely,

/s/ Cary J. Claiborne
Cary J. Claiborne
CEO

By signing this Agreement, I state that I have read it, I understand it, I agree with everything in it and I have signed it knowingly and voluntarily.

/s/ Joseph Truluck
Joseph Truluck

Date: November 1, 2024

ATTACHMENT “A”

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is made by and between Adial Pharmaceuticals, Inc. (the “Company”) and Joseph Truluck (“Consultant”) effective November 16, 2024 (the “Effective Date”).

Recitals

Whereas, Consultant wishes to provide consultation services to Company, and the Company wishes Consultant to render such services, all in accordance with the terms hereof.

Now, therefor, for and in consideration of the premises and the mutual promises, covenants, and agreements set forth herein, Consultant and the Company agree to the following terms and conditions regarding this Agreement.

1. Services. Consultant shall provide to the Company the services set forth in Exhibit A, as, when and where requested by Company (the “Services”), which such Exhibit A by this reference is incorporated herein all in accordance with the terms and conditions of this Agreement.

2. Term. Unless terminated in accordance with the provisions of this Agreement, the Services provided by Consultant to the Company shall be performed during the term set forth in Exhibit A. Expiration or termination of this Agreement shall not affect accrued rights or obligations of the parties. The provisions of Paragraphs 4, 5, 6, and 7 of this Agreement will survive any termination of this Agreement.

3. Compensation. For providing the Services as defined herein and on the condition Consultant is not in material breach or default of this Agreement, the Company shall deliver to Consultant the consideration described in Exhibit A.

4.  Confidential Information. Consultant recognizes and acknowledges that, without limitation, the Company’s trade secrets, know-how and proprietary processes as they exist from time to time as well as other confidential and proprietary information, including, without limitation, the Company’s confidential business plans, preclinical and clinical data, operations and procedures, manufacturing methods and techniques, processes, formulas, designs, products, regulatory status and strategies, technical infrastructure, financial information (collectively, “Confidential Information”) are and shall be the exclusive property of the Company. Consultant shall hold all Confidential Information in strict confidence. Further, Consultant shall not, during and after the term of consultancy to the Company, in whole or in part, disclose any Confidential Information to any person, firm, corporation, association or other entity for any reason or purposes whatsoever. These restrictions shall not apply to such information which Consultant can establish by written proof:

i. were known to Consultant as evidenced by written documentation, other than under binder of secrecy, prior to advising to the Company;

ii. have passed into the public domain prior to or after their development by or for the Company, or their disclosure to the Company, other than through acts or omissions attributable to Consultant; or

iii. were subsequently obtained, other than under binder of secrecy, from a third party not acquiring the information under an obligation of confidentiality from the disclosing party.

The Company has taken and shall continue to take all reasonable measures to protect the confidentiality of Confidential Information because of its great value to the Company. Consultant shall not disclose to the Company any confidential information, proprietary material or trade secrets belonging to any current or former employer or other third party. Consultant agrees that there will be no publication or other release of information about this Agreement, or the contents or subject matter thereof, such as by press release or otherwise, without the prior written consent of the Company in each instance.

In the event that Consultant is requested in any proceeding to disclose any Confidential Information, Consultant shall give the Company prompt and prior written notice of such request so that the Company may seek an appropriate protective order. If, in the absence of a protective order, Consultant is nonetheless compelled by order or subpoena of any court or tribunal of competent jurisdiction to disclose Confidential Information, Consultant may disclose such information to the minimum degree necessary without liability hereunder; provided, that, Consultant shall give the Company prior written notice of the Confidential Information to be disclosed as far in advance of its disclosure as is practicable and use Consultant’s best efforts to obtain assurances that confidential treatment will be accorded to such Confidential Information.

5.  Ownership of Intellectual Property.

a)  Consultant hereby transfers and assigns to the Company, or to any person or entity designated by the Company, Consultant’s entire right, title, and interest in and to all of the results and proceeds of Consultant’s Services, including, without limitation and as applicable, data, statistical analysis, writings, inventions, ideas, concepts, methods, discoveries, developments and improvements (including, but not limited to, information regarding small molecule antagonists, targets, cell lines, cell culture, manufacturing methods, animal models, assay procedures, clinical development plans, and clinical trial protocols), whether patented or unpatented, and material subject to copyright, made, conceived developed or reduced to practice by Consultant, solely or jointly, arising out of the performance of the Services, whether or not conducted at the Company’s facilities (all of which are collectively referred to herein as “Inventions”). The Company shall own and have title to any Inventions made during the term of this Agreement. Consultant shall communicate promptly and disclose to the Company, in such form as the Company may request, all information, details and data pertaining to any Inventions; and Consultant hereby assigns, and shall promptly execute and deliver to the Company such formal transfers and assignments and such other papers and documents and shall give such testimony as may be necessary or required of Consultant to grant and assign, to the Company all rights in and to any and all copyrights, Inventions, discoveries, and improvements resulting from or arising out of Consultant’s performance in connection with this Agreement or pursuant thereto, which Consultant may make, conceive or reduce to practice, either solely or jointly with any other person and permit the Company to file and prosecute patent applications and, as to material subject to copyright, to obtain copyrights thereof. Consultant acknowledges that all copyrightable materials developed or produced by Consultant during the performance of the Services constitute “works made for hire” pursuant to the United States Copyright Act (17 U.S.C. Section 101), as amended, and the copyright of which shall be owned solely, completely and exclusively by the Company.

Consultant further agrees that all letters patent that may be granted therefore, and all reissues or reexaminations thereof, shall be for the sole use and benefit of the Company and it shall at once become entitled thereto.

b)  Any assignment of copyright hereunder includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights” (collectively “Moral Rights”). To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, Consultant hereby waives such Moral Rights and consents to any action of the Company that would violate such Moral Rights in the absence of such consent. Consultant agrees to confirm any such waivers and consents from time to time as requested by the Company.

c)  If and to the extent that the ownership of any of Consultant’s results and proceeds from Consultant’s Services, in whole or in part, does not automatically vest in Company” for any reason, then this Agreement shall automatically operate as an irrevocable transfer and assignment of any and all right, title, and interest in such results and proceeds by Consultant to Company, in perpetuity and throughout the universe, including all neighboring rights therein of the relevant intellectual property (and all renewals and extensions of such intellectual property) without the necessity of any further consideration, and Company shall be entitled to obtain and hold exclusively in its own name all copyrights and patents in respect of such results and proceeds. No expiration, termination or cancellation of this Agreement or default under this Agreement by any party shall affect Company’s exclusive ownership of the foregoing and/or any of the rights granted herein. Company shall have the rights to use, refrain from using, change, modify, adapt, add to and subtract from all such results and proceeds, as Company in its sole and final discretion shall determine. To the extent that any preexisting rights are embodied or reflected in the results and proceeds of Consultant’s Services, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Consultant hereby grants to Company without condition the irrevocable, perpetual, non-exclusive, royalty-free right and license throughout the universe to use, reproduce, display, perform, distribute copies of, and prepare derivative works based upon such preexisting rights and any derivative works thereof, and authorize others to do any or all of the foregoing.

d)  Consultant agrees without condition to perform any acts that may be deemed necessary by Company to evidence more fully the transfer of all results and proceeds of Consultant’s Services to Company. Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Consultant’s agents and attorneys-in-fact to act for and on behalf and instead of Consultant to execute and file any documents pursuant to this Section 5 and enforce the Company’s rights under this Agreement.

6.  Consultant Documents; Equipment. During the term of this Agreement and thereafter, Consultant shall not remove from or maintain outside Company’s offices and facilities, or make copies of in any form, of any data, documents, records, notebooks, files, correspondence, reports, memoranda, computer tapes, computer disks or similar materials of or containing confidential information of the type identified in Sections 4 and 5 hereinabove, or other materials or property of any kind, unless necessary in accordance with Consultant’s duties hereunder and prior written authorization therefor has been given to Consultant in writing by Company. In the event that any such data, materials or property is so removed or maintained, or copied, all of the foregoing shall be returned to their proper files or places of safekeeping as promptly as possible after the removal shall have served its specific purpose, and all copies of the foregoing shall be returned or destroyed at the written direction of Company.

Immediately upon the Company’s request and promptly upon termination of this Agreement, Consultant shall deliver to the Company, without limitation, all data, memoranda, notes, records, reports, photographs, drawings, plans, papers or other documents made or compiled by Consultant or made available to Consultant during the term of this Agreement, and copies or abstracts thereof, whether or not of a secret or confidential nature (collectively, the “Consultant Documents”) as well as any equipment provided to Consultant by the Company or at Company’s expense (“Equipment”). Both Consultant Documents and Equipment shall be and are the exclusive property of the Company to be used by Consultant only in the performance of its duties for the Company.

Consultant shall create and maintain written records of the data derived from the Services performed, as applicable, in a timely, accurate, complete, and legible manner (“Project Data”). Consultant shall maintain the Project Data in compliance with the terms and conditions of this Agreement and all applicable federal, state, local, and applicable national laws and regulations. Consultant shall maintain the Project Data in a professional manner so as to permit Company to utilize and review the Project Data in full without disclosing to Company any third party confidential or proprietary information in any review that Company may perform hereunder. Consultant shall not destroy any Project Data without Company’s prior written consent in each instance. Consultant shall make the Project Data available for Company’s inspection and copying at all times. Promptly upon completion or termination of Consultant’s Services, Consultant shall transfer to Company all Project Data.

As applicable and if specified that Company and/or its agents or subcontractors are to provide Consultant with any materials necessary to perform the Services (“Materials”), Consultant shall use such Materials solely for the purpose of performing the Services specified and, unless specifically required to perform the Services as agreed to in a prior written agreement with Company, shall not reverse engineer or otherwise attempt to determine the structure, composition or components of the Materials or generate analogs or derivatives of any Materials. Consultant shall not supply such Materials, or any portion thereof, to any third parties unless necessary to perform the Services specified, and on the condition that Company is given prior written notice in each instance. Consultant will use the Materials in compliance with applicable federal, state, local, and applicable national laws and regulations, including, but not limited to, any laws or regulations relating to the testing, storage, transportation, packaging, labeling, or other authorized use of the Materials.

7. Consultant Representations and Warranties: Consultant hereby represents, warrants, and covenants to Company that Consultant has the skills and experience to perform the Services required hereunder, and Consultant acknowledges that Company is relying on Consultant’s skill and expertise in the foregoing performance of the Services and Consultant agrees to notify Company in writing whenever Consultant does not have the necessary skill and experience to fully perform hereunder; Consultant shall perform all Services in a first class professional manner consistent with the level of care, skill, practice, and judgment exercised by other professionals in performing services of a similar nature to Consultant’s Services under similar circumstances, with the requisite skills, qualifications, and licenses needed to carry out such Services; any documentation or reports provided to Company shall be accurate and complete; Consultant will not, in the course of conducting the Services, infringe or misappropriate any intellectual property right of any third party; and the Services performed and the results and proceeds of Consultant’s Services will fully conform to the specifications, requirements, and other terms of this Agreement, and in the event of a breach of this warranty, without limiting any other rights or remedies Company may have, Consultant shall, at Company’s’ option, promptly re-perform the non-conforming Services at no additional charge to Company. Consultant shall indemnify and hold harmless Company and its subsidiaries, parent company, commonly held entities, and their respective directors, officers, employees and agents (“Company Indemnitees”) from any claim, loss, or expense (“Claims”) incurred or arising from Consultant’s negligence, willful misconduct, unlawful actions, or breach of this Agreement, or any alleged infringement or misappropriation of third party intellectual property rights in connection with the performance of any Services.

8.  Independent Contractor Status; No Employment Created. Consultant acknowledges that the relationship of Consultant to the Company is at all times that of an independent contractor. This Agreement does not constitute, and shall not be construed as constituting, an employment relationship between the Company and any persons or as an undertaking by the Company to hire Consultant or any persona as an employee of the Company. The Company will not provide Consultant with an office or any other space from which to conduct the Services, and Consultant shall have the sole control and discretion as to where to perform the Services. Consultant will perform the Services free of the direction and control of the Company, but consistent with the objectives it sets, and will bear the benefit/risk of any profit or loss from rendering the Services. Consultant will not be considered an employee of the Company for any purpose, including without limitation, any Company employment policy or any employment benefit plan, and will not be entitled to any benefits under any such policy or benefit plan (including without limitation Workers Compensation insurance). The Company will not withhold any federal, state or local employment taxes on Consultant’s behalf. Consultant will be solely responsible for the payment of all federal, state and local taxes and contributions imposed or required on income, and for all unemployment insurance, social security contributions and any other payment.

9.  Invalidity. If any provision of this Agreement shall be adjudicated or otherwise determined to be void, invalid, unenforceable or illegal for any reason, the validity and enforceability of all the remaining provisions hereof shall not be affected thereby, and this Agreement shall be deemed to be amended by the parties to delete therefrom the portion thus determined or otherwise adjudicated to be void, invalid, unenforceable or illegal, such amendment to apply only to the operation of such provision in the specific jurisdiction in which such adjudication or other determination is made. In addition, if any provision of this Agreement is adjudicated or otherwise determined to be invalid or unenforceable because such provision is held or otherwise determined to be excessively broad as to duration, geographic scope, activity or subject, such provision shall be deemed amended by limiting and reducing it to the minimum degree necessary so as to be valid and enforceable with the applicable laws of the jurisdiction in which such adjudication or determination is made, and such amendment shall only apply to the operation of such provision in such jurisdiction.

10.  Miscellaneous.

a)  Governing Law; This Agreement shall be governed by and construed and enforced in accordance with the federal and state laws of the Commonwealth of Virginia, United States, without reference to any conflict of laws principles therein. The exclusive venue for any claim arising out of, related to, or in connection with this Agreement shall be in the state or federal courts within Richmond, Virginia.

b)  Entire Agreement. This Agreement and the Separation and Release Agreement November 1, 2024 embody the entire agreement and understanding between the parties hereto and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

c)  Assignment. The rights and obligations of Consultant and the Company hereunder shall inure to the benefit of, and shall be binding upon, their respective successors and assigns; provided, however, that nothing contained in this Agreement shall restrict or limit the Company, in any manner whatsoever, from assigning any or all of its rights, benefits or obligations under this Agreement to any affiliate of the Company or in connection with a merger, acquisition or other corporate transaction, in either case, without the necessity of obtaining Consultant’s consent. Consultant’s rights and obligations under this Agreement may not be assigned without the prior written consent of the Company.

d)  Modification and Amendment. This Agreement shall not be modified, amended or extended except by an instrument in writing signed by or on behalf of the parties hereto.

e)  Counterparts. This Agreement may be executed in one or more counterparts each of which will be deemed an original, but all of which together shall constitute one and the same instrument. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signatures, and shall be deemed original signatures by both parties.

f)  Interpretation. The parties hereto acknowledge and agree that (i) the rule of construction to the effect that any ambiguities are resolved against the drafting party, and (ii) the terms and provisions of this Agreement, shall be construed fairly as to all parties hereto and not in favor of or against a party, regardless of which party was generally responsible for the preparation of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

Adial Pharmaceuticals, Inc. (“Company”)		Joseph Truluck (“Consultant”)

By:		By:
Name:	Cary Claiborne	Name:	Joseph Truluck
Title:	CEO

Exhibit A

1.	Term: The Agreement shall be effective as of the Effective Date and shall expire as provided for hereinbelow, unless earlier terminated by either party (the “Term”) as provided below. Expiration or termination of this Agreement shall not affect accrued rights or obligations of the parties. Either the Company or Consultant may terminate this Agreement at any time, effective immediately, for a material breach which remains uncured for seven (7) days after written notice thereof is given to the defaulting party. In addition, either party may terminate this Agreement at any time and for any or no reason by providing at least sixty (60) days prior written notice of such termination to the other party. The parties agree to the following schedule:

a.	Period 1 is not applicable to this Agreement;
b.	Period 2 (defined below) will run from November 16, 2024 to December 31, 2024;
c.	Period 3 (defined below) will run from January 1, 2025 to March 31, 2025; and
d.	Period 4 (defined below) will run from April 1, 2025 to March 31, 2026.

2.	Services. Consultant agrees to render consulting services for in support of the Company and Company’s Chief Financial Officer (“Services”) including, without limitation, a continuation of any and all services Consultant rendered during his employment with Company. Consultant shall report to Company’s CFO and CEO. It is anticipated that Consultant will provide the Services initially on a full time basis transitioning to a part-time basis, as follows:

a.	Period 1 is not applicable to this Agreement;
b.	Period 2 - Consultant shall render full-time services, as, when and where requested by Company, which shall be deemed to be no less than 30 hours per week.
c.	Period 3 - Consultant shall render part-time services, as, when and where requested by Company, which shall be deemed to be no less than 15 hours per week.
d.	Period 4 - Consultant shall render services on an as-needed basis, if at all, with no retainer fees or guaranteed minimum number of hours.

3.	Compensation for Services: Provided Consultant is not in breach or default of this Agreement or the Separation Agreement, Company shall pay Consultant as follows:

a.	Period 1 is not applicable to this Agreement;
b.	Period 2 - $24,033/month;
c.	Period 3 - $$12,016/month; and
d.	Period 4 - $350/hour, billable in quarter-hour increments.
e.

4.	Options: In consideration for consulting services, Consultant’s previously granted incentive options shall vest and be maintained as follows:

a.	Period 1 is not applicable to this Agreement;
b.	Period 2 – Consultant’s previously granted options will continue to vest on their agreed schedule to the end of the period;
c.	Period 3 and Period 4 – All unvested options will be cancelled at the beginning of period 3, vested options will be maintained until 90 days after the end of Period 4, when any unexercised options will be cancelled.